Calumet Specialty Products Partners, L.P. Reports Third Quarter 2011 Results

Significant items to report are as follows:

-- Quarterly net income of $19.6 million and record quarterly Adjusted EBITDA of $70.5 million.

-- Record quarterly Distributable Cash Flow of $50.5 million.

-- Completed the Superior Acquisition on September 30, 2011 for aggregate consideration of approximately $411 million funded by equity and debt financing.

INDIANAPOLIS, Nov. 2, 2011 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," the "Company," "Calumet," "we," "our" or "us") reported net income for the quarter ended September 30, 2011 of $19.6 million compared to net income of $21.2 million for the same quarter in 2010. These results include $20.3 million of noncash unrealized derivative losses and $2.1 million of acquisition expenses related to the Superior Acquisition as compared to $1.9 million of noncash unrealized derivative gains in the third quarter of 2010. For the nine months ended September 30, 2011, Calumet reported net income of $16.2 million compared to net income of $7.2 million for the same period in 2010. These results include $15.1 million of debt extinguishment costs ($14.4 million of which were noncash) and $23.9 million of noncash unrealized derivative losses as compared to $13.8 million of noncash unrealized derivative losses for the same period in 2010.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below) were $47.1 million and $70.5 million, respectively, for the quarter ended September 30, 2011 as compared to $44.0 million and $44.0 million, respectively, for the same quarter in 2010. Distributable Cash Flow (as defined below) for the quarter ended September 30, 2011 was $50.5 million compared to $30.9 million for the same quarter in 2010. The increase in Adjusted EBITDA quarter over quarter was due primarily to a $34.5 million increase in gross profit, discussed below. See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("Non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable GAAP measures.

"We are pleased to add the Superior refinery employees and assets from Murphy Oil Corporation and are working diligently on the integration. We are also pleased with our record results for the third quarter, noting improvements in both our specialty products and fuel products segments. We continue to focus on strong operations to meet demand for our specialty products and to better benefit from current fuel products crack spreads," said Bill Grube, Calumet's Chief Executive Officer and Vice Chairman of the Board. "As a result of these improvements in our operations and our outlook, we raised our quarterly distribution to $0.50 per unit for the third quarter of 2011," said Grube.

Net income reported for the quarter decreased $1.6 million quarter over quarter due primarily to increased selling, general and administrative expenses of $6.7 million (including $2.1 million of acquisition expenses related to the Superior Acquisition), increased interest expense of $4.8 million and increased noncash unrealized derivative losses of $22.3 million, which may or may not be realized in the future as the derivatives are settled, partially offset by a $34.5 million increase in gross profit.

Gross profit by segment for the three and nine months ended September 30, 2011 and 2010 is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per barrel data)
Specialty products	$87,789	$60,880	$193,988	$130,706
Fuel products	8,812	1,226	42	12,695
Total gross profit (1)	$96,601	$62,106	$194,030	$143,401

Specialty products gross profit per barrel	$31.32	$20.58	$23.52	$16.56
Fuel products gross profit per barrel	$3.01	$0.48	$0.01	$1.79

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $26.9 million quarter over quarter was due primarily to a 30.5% increase in the average selling price per barrel, partially offset by a 23.4% increase in the average cost of crude oil per barrel, a 5.2% decrease in sales volume and higher operating costs, primarily repairs and maintenance.

The increase in fuel products segment gross profit of $7.6 million quarter over quarter was due primarily to a 13.8% increase in sales volume and a 43.8% increase in the average selling price per barrel (excluding the impact of realized hedging losses), partially offset by increased realized losses on derivatives of $38.9 million in our fuel products hedging program, a 25.1% increase in the average cost of crude oil per barrel and higher operating costs, primarily repairs and maintenance.

The increase in specialty products segment gross profit of $63.3 million for the nine months ended September 30, 2011 compared to the same period in 2010 was due primarily to a 4.5% increase in sales volume and a 25.7% increase in the average selling price per barrel, partially offset by a 28.3% increase in the average cost of crude oil per barrel and higher operating costs, primarily repair and maintenance.

The decrease in fuel products segment gross profit of $12.7 million for the nine months ended September 30, 2011 compared to the same period in 2010 was due primarily to increased realized losses on derivatives of $94.0 million in our fuel products hedging program, a 29.5% increase in the cost of crude oil per barrel and increased production of by-products, partially offset by a 9.2% increase in sales volume and a 40.9% increase in the average selling price per barrel, excluding the impact of realized hedging losses. During the second quarter of 2011, our fuel products hedged volumes, combined with lower refinery run rates, resulted in our diesel and jet fuel sales volumes being approximately 100% hedged at approximately $12.00 per barrel, preventing us from realizing the benefit of increased market crack spreads for these products. By-product production increased in the 2011 period as compared to the 2010 period due primarily to an increase in run rates at the Shreveport refinery.

Superior Acquisition

On September 30, 2011, we completed the acquisition of the Superior, Wisconsin refinery and associated operating assets and inventories and related business of Murphy Oil Corporation (the "Superior Acquisition") for aggregate consideration of approximately $411.1 million, excluding certain customary post-closing purchase price adjustments. The Superior refinery produces gasoline, diesel, asphalt and specialty petroleum products that are marketed primarily in the Midwest region of the U.S., including the surrounding border states, and Canada. The Superior Acquisition was financed by a combination of (i) net proceeds of $193.6 million from our September 2011 public offering of common units, (ii) net proceeds of $180.3 million from the September 2011 private placement of 9⅜% senior notes due May 1, 2019 and (iii) borrowings under our revolving credit facility.

We believe the Superior Acquisition provides greater scale, geographic diversity and development potential our refining business, as our current total refining throughput capacity has increased by approximately 50% to 135,000 barrels per day.

Quarterly Distribution

On October 11, 2011, the Company declared a quarterly cash distribution of $0.50 per unit on all outstanding units, or $26.3 million for the third quarter of 2011. The distribution will be paid on November 14, 2011 to unitholders of record as of the close of business on November 4, 2011. This quarterly distribution of $0.50 equates to $2.00 per unit, or approximately $105.3 million on an annualized basis, and represents an increase of $0.005 per unit from the second quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet's operations. Facility production volume differs from sales volume due to changes in inventories.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Sales volume (bpd):	2011	2010	2011	2010
Specialty products	30,464	32,152	30,215	28,916
Fuel products	31,873	28,011	28,331	25,945
Total (1)	62,337	60,163	58,546	54,861

Total feedstock runs (2)	63,567	61,678	60,529	55,774
Facility production: (3)
Specialty products:
Lubricating oils	15,017	14,707	14,316	13,268
Solvents	10,963	10,715	10,717	9,240
Waxes	1,434	1,307	1,234	1,157
Fuels	491	942	519	1,023
Asphalt and other by-products	8,984	8,079	8,660	6,649
Total	36,889	35,750	35,446	31,337
Fuel products:
Gasoline	9,741	8,538	9,660	8,674
Diesel	13,470	11,883	11,896	10,592
Jet fuel	4,872	5,336	4,495	5,306
By-products	492	735	704	586
Total	28,575	26,492	26,755	25,158
Total facility production (3)	65,464	62,242	62,201	56,495

____________

(1)  Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2)  Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs for the three months ended September 30, 2011 compared to the same quarter in 2010 is due primarily to the decision to increase crude oil run rates at our facilities because of favorable economics of running additional barrels. The increase in feedstock runs for the nine months ended September 30, 2011 compared to the same period in 2010 is due primarily to the decision to increase crude oil run rates at our facilities because of favorable economics of running additional barrels and the failure of an environmental operating unit at our Shreveport refinery which impacted run rates in the 2010 period.  This increase is partially offset by the impact of the approximately three week shutdown during May and June 2011 of the ExxonMobil crude oil pipeline serving our Shreveport refinery resulting from the Mississippi River flooding occurring during this period.

(3)  Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in production in the three and nine months ended September 30, 2011 compared to the same periods in 2010 is due primarily to higher throughput rates at our Shreveport refinery period over period as discussed above in footnote 2 of this table.

Revolving Credit Facility Capacity

As of September 30, 2011, in conjunction with the Superior Acquisition, Calumet fully exercised the $300.0 million expansion option under its revolving credit facility to increase the maximum availability of credit under the revolving credit facility from $550.0 million to $850.0 million, subject to borrowing base limitations. On September 30, 2011, Calumet had availability under its revolving credit facility of $271.5 million, based on a $535.5 million borrowing base, $208.0 million in outstanding standby letters of credit, and outstanding borrowings of $56.0 million. Calumet believes it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

Calumet is a master limited partnership and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has six facilities located in northwest Louisiana, northwest Wisconsin, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, November 2, 2011, to discuss the financial and operational results for the third quarter of 2011. Anyone interested in listening to the presentation may call 866-700-6979 and enter passcode 98945363. For international callers, the dial-in number is 617-213-8836 and the passcode is 98945363.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 20383912. International callers can access the replay by calling 617-801-6888 and entering passcode 20383912. The replay will be available beginning Wednesday, November 2, 2011, at approximately 4:00 p.m. until Wednesday, November 16, 2011.

The information contained in this press release is available on Calumet's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "intend," "believe," "expect," "anticipate," "estimate," "continue" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.

Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of the Partnership's hedging and other risk management activities; the ability of the Partnership to comply with the financial covenants contained in its debt instruments; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the Partnership's access to capital to fund expansions, acquisitions and its working capital needs and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the ability to access sufficient crude oil supply through evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns; our ability to successfully integrate the Superior Acquisition and general economic, market or business conditions. Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Our forward looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statement. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

All subsequent written and oral forward-looking statements concerning Calumet, Murphy Oil Corporation, the Superior Acquisition or other related matters, and attributable to Calumet or Murphy Oil Corporation or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Calumet undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define Adjusted EBITDA for any period as: (1) net income plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income; (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income; (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash that are presented in this release have been updated to reflect the calculation of "Consolidated Cash Flow" contained in the indenture governing our 9⅜% senior notes due May 1, 2019 that were issued in April and September 2011 (the "2019 Notes"). We are required to report Consolidated Cash Flow to the holders of the 2019 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this release for prior periods have been updated to reflect the use of the new calculations.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales	$777,780	$595,273	$2,116,790	$1,594,542
Cost of sales	681,179	533,167	1,922,760	1,451,141
Gross profit	96,601	62,106	194,030	143,401
Operating costs and expenses:
Selling, general and administrative	14,148	7,403	35,143	22,894
Transportation	23,696	23,258	69,462	63,460
Taxes other than income taxes	1,683	1,308	4,246	3,431
Insurance recoveries	—	—	(8,698)	—
Other	543	565	1,781	1,373
Operating income	56,531	29,572	92,096	52,243
Other income (expense):
Interest expense	(12,577)	(7,794)	(30,602)	(22,505)
Debt extinguishment costs	—	—	(15,130)	—
Realized loss on derivative instruments	(3,814)	(2,288)	(5,798)	(8,147)
Unrealized gain (loss) on derivative instruments	(20,335)	1,931	(23,876)	(13,835)
Other	45	(121)	148	(170)
Total other expense	(36,681)	(8,272)	(75,258)	(44,657)
Net income before income taxes	19,850	21,300	16,838	7,586
Income tax expense	236	79	674	339
Net income	$19,614	$21,221	$16,164	$7,247
Allocation of net income:
Net income	$19,614	$21,221	$16,164	$7,247
Less:
General partner's interest in net income	392	424	323	145
General partner's incentive distribution rights	40	—	40	—
Net income attributable to limited partners	$19,182	$20,797	$15,801	$7,102
Weighted average limited partner units outstanding — basic	41,828	35,337	39,352	35,332
Weighted average limited partner units outstanding —diluted	41,837	35,352	39,368	35,351
Limited partners' interest basic and diluted net income per unit	$0.46	$0.59	$0.40	$0.20
Cash distributions declared per limited partner unit	$0.50	$0.46	$1.47	$1.37

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except unit data)
	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66	$37
Accounts receivable:
Trade	198,888	157,185
Other	34,106	776
	232,994	157,961
Inventories	446,506	147,110
Prepaid expenses and other current assets	4,547	1,909
Deposits	2,520	2,094
Total current assets	686,633	309,111
Property, plant and equipment, net	843,111	612,433
Goodwill	48,335	48,335
Other intangible assets, net	24,423	29,666
Other noncurrent assets, net	39,094	17,127
Total assets	$1,641,596	$1,016,672
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$232,589	$146,730
Accounts payable — related party	1,488	27,985
Accrued salaries, wages and benefits	11,888	7,559
Taxes payable	8,850	7,174
Other current liabilities	7,544	16,605
Current portion of long-term debt	749	4,844
Derivative liabilities	160,861	32,814
Total current liabilities	423,969	243,711
Pension and postretirement benefit obligations	25,349	9,168
Other long-term liabilities	1,062	1,083
Long-term debt, less current portion	642,293	364,431
Total liabilities	1,092,673	618,393
Commitments and contingencies
Partners' capital:
Limited partners' interest (50,779,778 units and 35,279,778 units issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	652,229	407,773
General partner's interest	23,373	18,125
Accumulated other comprehensive loss	(126,679)	(27,619)
Total partners' capital	548,923	398,279
Total liabilities and partners' capital	$1,641,596	$1,016,672

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For the Nine Months Ended
	September 30,
	2011	2010
Operating activities
Net income	$16,164	$7,247
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	43,644	44,410
Amortization of turnaround costs	8,288	6,639
Non-cash interest expense	2,363	2,879
Non-cash debt extinguishment costs	14,401	—
Provision for doubtful accounts	255	74
Unrealized loss on derivative instruments	23,876	13,835
Other non-cash activities	1,830	1,467
Changes in assets and liabilities:
Accounts receivable	(44,714)	(42,004)
Inventories	(109,787)	(12,964)
Prepaid expenses and other current assets	(1,926)	(1,103)
Derivative activity	4,928	849
Turnaround costs	(8,849)	(9,041)
Other assets	(197)	—
Deposits	(426)	4,767
Accounts payable	54,916	68,995
Accrued salaries, wages and benefits	2,917	(419)
Taxes payable	1,676	769
Other liabilities	(9,082)	1,492
Pension and postretirement benefit obligations	(836)	(190)
Net cash provided by (used in) operating activities	(559)	87,702
Investing activities
Additions to property, plant and equipment	(30,667)	(27,310)
Proceeds from insurance claim - equipment	1,942	—
Superior Acquisition, including a $30,574 receivable from seller	(441,626)	—
Proceeds from sale of equipment	219	201
Net cash used in investing activities	(470,132)	(27,109)
Financing activities
Proceeds from borrowings — revolving credit agreement	1,152,898	745,722
Repayments of borrowings — revolving credit agreement	(1,107,730)	(753,749)
Repayments of borrowings — term loan credit agreement	(367,385)	(2,888)
Payments on capital lease obligations	(802)	(1,023)
Proceeds from issuance of common units, net	281,870	793
Proceeds from 2019 senior notes offerings	586,000	—
Debt issuance costs	(23,140)	—
Contributions from Calumet GP, LLC	6,011	18
Common units repurchased for vested phantom unit grants	(620)	(248)
Distributions to partners	(56,382)	(49,179)
Net cash provided by (used in) financing activities	470,720	(60,554)
Net increase in cash and cash equivalents	29	39
Cash and cash equivalents at beginning of period	37	49
Cash and cash equivalents at end of period	$66	$88
Supplemental disclosure of cash flow information
Interest paid	$13,381	$19,635
Income taxes paid	$548	$138

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA ANDDISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:

Net income	$19,614	$21,221	$16,164	$7,247
Add:
Interest expense	12,577	7,794	30,602	22,505
Debt extinguishment costs	—	—	15,130	—
Depreciation and amortization	14,680	14,908	43,644	44,410
Income tax expense	236	79	674	339
EBITDA	$47,107	$44,002	$106,214	$74,501
Add:
Unrealized (gain) loss on derivatives	$20,335	$(1,931)	$23,876	$13,835
Realized gain (loss) on derivatives, not included in net income	(771)	(594)	4,366	848
Amortization of turnaround costs	2,542	2,539	8,288	6,639
Non-cash equity based compensation	1,335	(10)	3,298	442
Adjusted EBITDA	$70,548	$44,006	$146,042	$96,265
Less:
Replacement capital expenditures (1)	$6,608	$5,751	$14,204	$22,093
Cash interest expense (2)	11,869	6,821	28,239	19,626
Turnaround costs	1,348	493	8,849	9,041
Income tax expense	236	79	674	339
Distributable Cash Flow	$50,487	$30,862	$94,076	$45,166

(1)  Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)  Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATINGACTIVITIES (In thousands)
	Nine Months Ended
	September 30,
	2011	2010
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:
Distributable Cash Flow	$ 94,076	$ 45,166
Add:
Replacement capital expenditures (1)	14,204	22,093
Cash interest expense (2)	28,239	19,626
Turnaround costs	8,849	9,041
Income tax expense	674	339
Adjusted EBITDA	$ 146,042	$ 96,265
Less:
Unrealized loss on derivative instruments	23,876	13,835
Realized gain on derivatives, not included in net income	4,366	848
Amortization of turnaround costs	8,288	6,639
Non-cash equity based compensation	3,298	442
EBITDA	$ 106,214	$ 74,501
Add:
Unrealized loss on derivative instruments	23,876	13,835
Cash interest expense (2)	(28,239)	(19,626)
Non-cash equity based compensation	3,298	442
Amortization of turnaround costs	8,288	6,639
Income tax expense	(674)	(339)
Provision for doubtful accounts	255	74
Debt extinguishment costs	(729)	—
Changes in assets and liabilities:
Accounts receivable	(44,714)	(42,004)
Inventories	(109,787)	(12,964)
Other current assets	(2,352)	3,664
Turnaround costs	(8,849)	(9,041)
Derivative activity	4,928	849
Other assets	(197)	—
Accounts payable	54,916	68,995
Other liabilities	(4,489)	1,842
Other, including changes in noncurrent assets and liabilities	(2,304)	835
Net cash provided by (used in) operating activities	$ (559)	$ 87,702

(1)  Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)  Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2011

Fuel Products Segment

The following table provides a summary of Calumet's derivatives and implied crack spreads for their crude oil, diesel and gasoline swaps as of September 30, 2011, all of which are designated as cash flow hedges.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2011	1,334,000	14,500	$ 12.16
Calendar Year 2012	5,626,000	15,372	13.27
Calendar Year 2013	3,690,000	10,110	24.95
Calendar Year 2014	1,000,000	2,740	25.01
Totals	11,650,000
Average price			$ 17.85

At September 30, 2011, Calumet had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as cash flow hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Fourth Quarter 2011	184,000	2,000	$ 4.75	$ 7.00
Totals	184,000
Average price			$ 4.75	$ 7.00

Specialty Products Segment

At September 30, 2011 Calumet did not have any derivatives outstanding related to crude oil purchases in its specialty products segment.

Fuel Products Segment Derivative Instruments Entered into Subsequent to September 30, 2011

The following table provides a summary of Calumet's implied crack spreads for the crude oil, diesel and gasoline swaps that were entered into subsequent to September 30, 2011 in conjunction with the Superior Acquisition, all of which are designated as cash flow hedges.

Crude Oil and Fuel Products Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2011	552,000	6,000	$ 23.72
Calendar Year 2012	5,490,000	15,000	23.39
Totals	6,042,000
Average price			$ 23.42

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com